CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated November 15, 2002, relating to the financial statements of Alpine Municipal Money Market Fund and Alpine Tax Optimized Income Fund, series of Alpine Income Trust (the "Trust") which appear in such Registration Statement. We also consent to the reference to us under the heading "Independent Auditors" in such Registration Statement.




/s/ PRICEWATERHOUSECOOPERS LLP
------------------------------
PricewaterhouseCoopers LLP

New York, New York
November 22, 2002



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